EXHIBIT 99.1 News Release
Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Fourth Quarter and Full Year 2020 Results

•Revenues were $2.8 billion in the quarter; $9.4 billion in 2020
•Operating margin was 11.1% in the quarter; 8.5% in 2020
•Diluted earnings per share was $6.15 in the quarter, $17.14 in 2020
•Cash from operations was $1.1 billion, and free cash flow1 was $757 million in 2020
•Backlog of $46.0 billion at year end

NEWPORT NEWS, Va. (Feb. 11, 2021) - Huntington Ingalls Industries (NYSE:HII) reported fourth quarter 2020 revenues of $2.8 billion, up 14.3% from the fourth quarter of 2019. Operating income in the quarter was $305 million and operating margin was 11.1%, compared to $186 million and 7.7%, respectively, in the fourth quarter of 2019. Diluted earnings per share in the quarter was $6.15, compared to $3.61 in the same period of 2019.

For the full year, revenues of $9.4 billion increased 5.2% over 2019. Operating income in 2020 was $799 million and operating margin was 8.5%, compared to $736 million and 8.3%, respectively, in 2019. Diluted earnings per share for the full year was $17.14, compared to $13.26 in 2019.

Cash from operations in 2020 was $1.1 billion and free cash flow1 was $757 million, compared to $896 million and $460 million, respectively, in 2019.

New contract awards in the quarter were approximately $3.5 billion, bringing total backlog to approximately $46.0 billion as of Dec. 31, 2020.

“2020 will be remembered as one of the most challenging business environments that we have ever had to navigate. Throughout the COVID-19 pandemic, we have made decisions that are focused on the safety and well being of our employees, and I could not be prouder of the way our team responded to the challenges. We enter 2021 as a stronger and more agile company with positive momentum and an enormous opportunity in front of us to leverage our $46 billion backlog to drive long-term, sustainable value creation,” said Mike Petters, HII’s president and CEO.

2021 Financial Outlook

•Expect FY21 shipbuilding revenue1 between $8.2 and $8.4 billion; and shipbuilding operating margin1 between 7.0% and 8.0%
•Expect FY21 Technical Solutions revenue of approximately $1.0 billion and segment operating margin1 between 3.0% and 5.0%
•Expect FY21 free cash flow1 between $150 and $250 million
•Expect cumulative FY20-FY24 free cash flow1 of approximately $3 billion

1Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions, except per share amounts)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Sales and service revenues	$2,757	$2,412	$345	14.3%	$9,361	$8,899	$462	5.2%
Operating income	305	186	119	64.0%	799	736	63	8.6%
Operating margin %	11.1%	7.7%		335 bps	8.5%	8.3%		26 bps
Segment operating income[1]	242	173	69	39.9%	555	631	(76)	(12.0)%
Segment operating margin %[1]	8.8%	7.2%		161 bps	5.9%	7.1%		(116) bps
Net earnings	249	149	100	67.1%	696	549	147	26.8%
Diluted earnings per share	$6.15	$3.61	$2.54	70.4%	$17.14	$13.26	$3.88	29.3%

Pension Adjusted Figures
Net earnings[2]	176	122	54	44.3%	406	442	(36)	(8.1)%
Diluted earnings per share[2]	$4.35	$2.96	$1.39	47.0%	$10.00	$10.66	$(0.66)	(6.2)%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.
[2] Non-GAAP measures that exclude the impacts of the FAS/CAS Adjustment. See Exhibit B for reconciliation.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$752	$702	$50	7.1%	$2,678	$2,555	$123	4.8%
Segment operating income[1]	96	59	37	62.7%	281	235	46	19.6%
Segment operating margin %[1]	12.8%	8.4%		436 bps	10.5%	9.2%		130 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the fourth quarter of 2020 were $752 million, an increase of $50 million, or 7.1%, from the same period in 2019, primarily driven by higher revenues in surface combatants and amphibious assault ships, partially offset by lower revenues in the Legend-class National Security Cutter (NSC) program. Surface combatant revenues increased due to higher volumes on Jeremiah Denton (DDG 129), Ted Stevens (DDG 128), Sam Nunn (DDG 133), and John F. Lehman (DDG 137), partially offset by lower volumes on the re-delivered USS Fitzgerald (DDG 62) restoration and modernization. Amphibious assault ship revenues increased as a result of higher volumes on Pittsburgh (LPD 31) and Harrisburg (LPD 30), partially offset by lower volume on the delivered USS Tripoli (LHA 7). Revenues on the Legend-class NSC program decreased due to lower volumes on Friedman (NSC 11) and Calhoun (NSC 10), partially offset by higher volume on the delivered Stone (NSC 9).

Ingalls Shipbuilding segment operating income for the fourth quarter was $96 million, an increase of $37 million from the same period last year. Segment operating margin in the quarter was 12.8%, compared to 8.4% in the same period last year. These increases were primarily driven by higher risk retirement across all programs.

For the full year, Ingalls Shipbuilding revenues were $2.7 billion, an increase of $123 million, or 4.8%, from 2019, primarily driven by higher revenues in surface combatants and amphibious assault ships, partially offset by lower revenues in the Legend-class NSC program. Surface combatant revenues increased due to higher volumes on Ted Stevens (DDG 128), Jeremiah Denton (DDG 129), Delbert D. Black (DDG 119), Sam Nunn (DDG 133),

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

George M. Neal (DDG 131), and Thad Cochran (DDG 135), partially offset by lower volumes on USS Fitzgerald (DDG 62) restoration and modernization, Paul Ignatius (DDG 117), Frank E. Petersen Jr. (DDG 121), and Jack H. Lucas (DDG 125). Amphibious assault ship revenues increased as a result of higher volumes on Harrisburg (LPD 30), Pittsburgh (LPD 31), LHA 9 (unnamed), Fort Lauderdale (LPD 28), and Richard M. McCool Jr. (LPD 29), partially offset by lower volumes on Tripoli (LHA 7), LPD life cycle services, and Bougainville (LHA 8). Revenues on the Legend-class NSC program decreased due to lower volumes on Midgett (NSC 8) and Friedman (NSC 11), partially offset by higher volume on Calhoun (NSC 10).

For the full year, Ingalls Shipbuilding segment operating income was $281 million, compared to $235 million in 2019. The increase was primarily driven by higher risk retirement on Delbert D. Black (DDG 119) in connection with its delivery and a capital expenditure contract incentive, as well as higher risk retirement and improved performance on Tripoli (LHA 7) and Richard M. McCool Jr. (LPD 29), partially offset by unfavorable adjustments across programs, including delay and disruption related to COVID-19.

Key Ingalls Shipbuilding milestones for the quarter:
•Delivered Legend-class National Security Cutter Stone (NSC 9)

Newport News Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$1,750	$1,399	$351	25.1%	$5,571	$5,231	$340	6.5%
Segment operating income[1]	128	137	(9)	(6.6)%	233	410	(177)	(43.2)%
Segment operating margin %[1]	7.3%	9.8%		(248) bps	4.2%	7.8%		(366) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the fourth quarter of 2020 were $1.8 billion, an increase of $351 million, or 25.1%, from the same period in 2019, driven primarily by higher revenues in aircraft carrier construction and refueling and complex overhaul (RCOH), and submarine construction, as well as fleet support services. Aircraft carrier revenues increased primarily as a result of higher volumes on Enterprise (CVN 80) and Doris Miller (CVN 81), and the advance planning contract for the RCOH of USS John C. Stennis (CVN 74), partially offset by lower volumes on John F. Kennedy (CVN 79), USS Gerald R. Ford (CVN 78), and the RCOH of USS George Washington (CVN 73). Submarine revenues increased primarily as a result of higher volumes on Block V boats of the Virginia-class program (VCS) and the Columbia-class program, partially offset by lower volumes on Block III and Block IV boats of the Virginia-class program.

Newport News Shipbuilding segment operating income for the fourth quarter was $128 million, compared to operating income of $137 million for the same period last year. Segment operating margin was 7.3% for the quarter, compared to 9.8% in the same period last year, primarily due to lower risk retirement on the Virginia-class submarine program. Additionally, results in the same period last year benefited from the award of the VCS Block V contract, as well as contract actions related to work on Los Angeles-class submarines.

For the full year, Newport News Shipbuilding revenues were $5.6 billion, an increase of $340 million, or 6.5%, from 2019, primarily driven by higher revenues in aircraft carriers, submarines, and naval nuclear support services. Aircraft carrier revenues increased primarily as a result of higher volumes on Enterprise (CVN 80), the RCOH of USS John C. Stennis (CVN 74), and Doris Miller (CVN 81), partially offset by lower volumes on the RCOH of USS George Washington (CVN 73), John F. Kennedy (CVN 79), and USS Gerald R. Ford (CVN 78). Submarine revenues increased primarily as a result of higher volumes on the Virginia-class submarine program and the Columbia-class submarine program. The higher volume on the Virginia-class submarine program was due to higher volumes on Block V boats, partially offset by lower volumes on Block III and Block IV boats. Naval nuclear support service revenues increased primarily as a result of higher volumes in carrier fleet support services.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

For the full year, Newport News Shipbuilding segment operating income was $233 million, a decrease of $177 million from 2019, primarily due to unfavorable cumulative catch-up adjustments in the second quarter on Block IV boats of the Virginia-class submarine program.

Key Newport News Shipbuilding milestones for the quarter:
•Awarded a $2.2 billion construction contract for six module sections for each of the first two Columbia-class submarines
•Authenticated the keel of Virginia-class submarine Massachusetts (SSN 798)
•John F. Kennedy (CVN 79) is approximately 78% complete
•RCOH of USS George Washington (CVN 73) is approximately 85% complete

Technical Solutions

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues	$311	$350	$(39)	(11.1)%	$1,268	$1,237	31	2.5%
Segment operating income[1]	18	(23)	$41	178.3%	41	(14)	55	(392.9)%
Segment operating margin %[1]	5.8%	(6.6)%		1236 bps	3.2%	(1.1)%		437 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the fourth quarter of 2020 were $311 million, a decrease of $39 million from the same period in 2019, primarily driven by lower revenue at our oil and gas reporting unit, as well as lower revenue at the San Diego Shipyard due to the conclusion of several repair contracts, partially offset by the acquisition of Hydroid in March 2020.

Technical Solutions segment operating income for the fourth quarter was $18 million, compared to a segment operating loss of $23 million in the fourth quarter of 2019. The increase was primarily driven by a goodwill impairment at our oil and gas reporting unit and a loss on a fleet support services contract, both recorded in the prior year period.

For the full year, Technical Solutions revenues were $1.3 billion, an increase of $31 million, or 2.5%, from 2019, primarily due to the acquisition of Hydroid in 2020, partially offset by lower volume at our San Diego Shipyard due to the conclusion of several repair contracts.

For the full year, Technical Solutions segment operating income was $41 million, compared to an operating loss of $14 million in 2019. The increase was primarily due to a goodwill impairment at our oil and gas reporting unit and a loss on a fleet support services contract in 2019, as well as higher equity income from our nuclear and environmental joint ventures and improved performance in our Defense and Federal Solutions business unit.

Key Technical Solutions milestones for the quarter:
•Acquired the autonomy business of Spatial Integrated Systems Inc. The acquisition further expands HII’s unmanned systems capabilities with a highly skilled team and proven unmanned surface vessel solutions
•Delivered new REMUS 100 Unmanned Underwater Vehicles to the German Navy. The vehicles will be used to expand the German Navy’s current fleet of REMUS 100 UUVs used for mine countermeasure operations

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

2021 Outlook

The financial outlook, expectations and other forward looking statements provided by the company for 2021 and beyond, reflect the company's judgment based on the information available at the time of this release.

The COVID-19 global pandemic has had wide ranging effects on the global health environment and disrupted the global and U.S. economies and financial markets, including impacts to our employees, customers, suppliers, and communities. The pandemic is also impacting our operations, and the full impacts of COVID-19 on our fiscal year 2021 financial results and beyond are uncertain. We believe that the most significant elements of uncertainty are the intensity and duration of the impact on our employees’ ability to work effectively, disruption in our supply chain, disruption of the U.S. Government's and our other customers' abilities to perform their obligations, and impact on pension assets and other investment performance.

We have incurred and expect to continue incurring costs related to our COVID-19 response, including paid leave, quarantining employees and recurring facility cleaning. While our shipyards and other facilities remain open and productive, we experienced temporary decreases in workforce attendance, which impacted our operations due to delay and disruption from the lack of availability of critical skills and out-of-sequence work. As of December 31, 2020, workforce attendance has returned to standard rates.

For further information on the potential impact of COVID-19 to the company, see “Risk Factors” in our 2020 Form 10-K.

2021 Outlook
Shipbuilding Revenue[1]	$8.2B - $8.4B
Shipbuilding Operating Margin[1]	7.0% - 8.0%
Technical Solutions Revenue[2]	~$1.0B
Technical Solutions Segment Operating Margin[1,2]	3.0% - 5.0%
Technical Solutions EBITDA Margin[1,2]	7.0% - 9.0%

Operating FAS/CAS Adjustment	($163M)
Non-current State Income Tax Expense	~($5M)
Interest Expense	($72M)
Non-operating Retirement Benefit	$181M
Effective Tax Rate	~22%

Depreciation & Amortization	~$260M
Capital Expenditures	~3.5% of Sales
Free Cash Flow[1]	$150M - $250M

1 Non-GAAP measures. See Exhibit B for definitions.
2 Includes results for the month of January 2021 for Universal Pegasus International and the San Diego Shipyard.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

About Huntington Ingalls Industries

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, and nuclear and environmental services. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, February 18 by calling toll-free (877) 344-7529 or (412) 317-0088 and using conference ID 10150920.

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
(in millions, except per share amounts)	2020	2019	2018
Sales and service revenues
Product sales	$6,850	$6,265	$6,023
Service revenues	2,511	2,634	2,153
Sales and service revenues	9,361	8,899	8,176
Cost of sales and service revenues
Cost of product sales	5,621	5,158	4,627
Cost of service revenues	2,070	2,210	1,758
Income from operating investments, net	32	22	17
Other income and gains	1	—	14
General and administrative expenses	904	788	871
Goodwill impairment	—	29	—
Operating income	799	736	951
Other income (expense)
Interest expense	(114)	(70)	(58)
Non-operating retirement benefit	119	12	74
Other, net	6	5	4
Earnings before income taxes	810	683	971
Federal and foreign income taxes	114	134	135
Net earnings	$696	$549	$836

Basic earnings per share	$17.14	$13.26	$19.09
Weighted-average common shares outstanding	40.6	41.4	43.8

Diluted earnings per share	$17.14	$13.26	$19.09
Weighted-average diluted shares outstanding	40.6	41.4	43.8

Dividends declared per share	$4.23	$3.61	$3.02

Net earnings from above	$696	$549	$836
Other comprehensive income
Change in unamortized benefit plan costs	(187)	(167)	(232)
Other	2	3	(2)
Tax expense for items of other comprehensive income	47	43	59
Other comprehensive income (loss), net of tax	(138)	(121)	(175)
Comprehensive income	$558	$428	$661

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$512	$75
Accounts receivable, net of allowance for doubtful accounts of $2 million as of 2020 and $3 million as of 2019	397	318
Contract assets	1,049	989
Inventoried costs, net	137	136
Income taxes receivable	171	148
Assets held for sale	133	95
Prepaid expenses and other current assets	45	24
Total current assets	2,444	1,785
Property, Plant, and Equipment
Land and land improvements	309	282
Buildings and leasehold improvements	2,442	2,384
Machinery and other equipment	2,017	1,909
Capitalized software costs	234	218
	5,002	4,793
Accumulated depreciation and amortization	(2,024)	(1,961)
Property, Plant, and Equipment	2,978	2,832
Other Assets
Operating lease assets	192	201
Goodwill	1,617	1,373
Other intangible assets, net of accumulated amortization of $655 million as of 2020 and $599 million as of 2019	512	492
Deferred tax assets	133	108
Miscellaneous other assets	281	240
Total other assets	2,735	2,414
Total assets	$8,157	$7,031

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)

($ in millions)	December 31, 2020	December 31, 2019
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$460	$497
Accrued employees’ compensation	293	265
Current portion of postretirement plan liabilities	133	130
Current portion of workers’ compensation liabilities	225	225
Contract liabilities	585	373
Liabilities held for sale	68	77
Other current liabilities	462	323
Total current liabilities	2,226	1,890
Long-term debt	1,686	1,286
Pension plan liabilities	960	975
Other postretirement plan liabilities	401	380
Workers’ compensation liabilities	511	457
Long-term operating lease liabilities	157	164
Other long-term liabilities	315	291
Total liabilities	6,256	5,443
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.3 million shares issued and 40.5 million shares outstanding as of December 31, 2020, and 53.2 million shares issued and 40.8 million shares outstanding as of December 31, 2019	1	1
Additional paid-in capital	1,972	1,961
Retained earnings	3,533	3,009
Treasury stock	(2,058)	(1,974)
Accumulated other comprehensive loss	(1,547)	(1,409)
Total stockholders’ equity	1,901	1,588
Total liabilities and stockholders’ equity	$8,157	$7,031

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2020	2019	2018
Operating Activities
Net earnings	$696	$549	$836
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	191	180	167
Amortization of purchased intangibles	56	47	36
Amortization of debt issuance costs	7	3	4
Provision for doubtful accounts	(1)	(6)	(4)
Stock-based compensation	23	30	36
Deferred income taxes	23	97	10
Goodwill impairment	—	29	—
Loss on early extinguishment of debt	21	—	—
Loss (gain) on investments in marketable securities	(17)	(11)	—
Asset impairments	13	6	—
Change in
Accounts receivable	(70)	(51)	195
Contract assets	22	32	(242)
Inventoried costs	11	(11)	40
Prepaid expenses and other assets	(62)	(93)	(40)
Accounts payable and accruals	344	4	335
Retiree benefits	(176)	80	(454)
Other non-cash transactions, net	12	11	(5)
Net cash provided by operating activities	1,093	896	914
Investing Activities
Capital expenditures
Capital expenditure additions	(353)	(530)	(463)
Grant proceeds for capital expenditures	17	94	61
Acquisitions of businesses, net of cash received	(417)	(195)	(77)
Investment in affiliates	—	—	(10)
Proceeds from disposition of assets	—	—	13
Other investing activities, net	(6)	4	—
Net cash used in investing activities	(759)	(627)	(476)

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31
($ in millions)	2020	2019	2018
Financing Activities
Proceeds from issuance of long-term debt	1,000	—	—
Repayment of long-term debt	(600)	—	—
Proceeds from line of credit borrowings	385	5,119	95
Repayment of line of credit borrowings	(385)	(5,119)	(95)
Debt issuance costs	(13)	—	—
Premiums and fees related to early extinguishment of debt	(15)	—	—
Dividends paid	(172)	(149)	(132)
Repurchases of common stock	(84)	(262)	(742)
Employee taxes on certain share-based payment arrangements	(13)	(23)	(25)
Net cash provided by (used in) financing activities	103	(434)	(899)
Change in cash and cash equivalents	437	(165)	(461)
Cash and cash equivalents, beginning of period	75	240	701
Cash and cash equivalents, end of period	$512	$75	$240
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$155	$137	$142
Cash paid for interest	$89	$75	$62
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$7	$22	$55
Accrued repurchases of common stock	$—	$—	$48

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to "segment operating income," "segment operating margin," "shipbuilding revenue," "shipbuilding operating margin," "Technical Solutions EBITDA margin," "adjusted net earnings," "adjusted diluted earnings per share" and "free cash flow."

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Adjusted net earnings and adjusted diluted earnings per share are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We believe these measures are useful to investors because they exclude items that do not reflect our core operating performance. They may not be comparable to similarly titled measures of other companies.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Shipbuilding revenue, shipbuilding operating margin and Technical Solutions EBITDA margin are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. They may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

Technical Solutions EBITDA margin is defined as Technical Solutions segment operating income before interest expense, income taxes, depreciation, and amortization as a percentage of Technical Solutions revenues.

Adjusted net earnings is defined as net earnings adjusted for the after-tax impact of the FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2020	2019	2020	2019
Ingalls revenues	$752	$702	$2,678	$2,555
Newport News revenues	1,750	1,399	5,571	5,231
Technical Solutions revenues	311	350	1,268	1,237
Intersegment eliminations	(56)	(39)	(156)	(124)
Sales and Service Revenues	2,757	2,412	9,361	8,899

Operating Income	305	186	799	736
Operating FAS/CAS Adjustment	(62)	(30)	(248)	(124)
Non-current state income taxes	(1)	17	4	19
Segment Operating Income	242	173	555	631
As a percentage of sales and service revenues	8.8%	7.2%	5.9%	7.1%
Ingalls segment operating income	96	59	281	235
As a percentage of Ingalls revenues	12.8%	8.4%	10.5%	9.2%
Newport News segment operating income	128	137	233	410
As a percentage of Newport News revenues	7.3%	9.8%	4.2%	7.8%
Technical Solutions segment operating income	18	(23)	41	(14)
As a percentage of Technical Solutions revenues	5.8%	(6.6)%	3.2%	(1.1)%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions, except per share amounts)	2020	2019	2020	2019

Net earnings	$249	$149	$696	$549
After-tax FAS/CAS adjustment(1)	(73)	(27)	(290)	(107)
Adjusted Net Earnings	$176	$122	$406	$442

Diluted earnings per share	$6.15	$3.61	$17.14	$13.26
After-tax FAS/CAS adjustment per share(1)	(1.80)	(0.65)	(7.14)	(2.60)
Adjusted Diluted EPS**	$4.35	$2.96	$10.00	$10.66

(1) FAS/CAS Adjustment	$(92)	$(34)	$(367)	$(136)
Tax effect*	(19)	(7)	(77)	(29)
After-tax impact	(73)	(27)	$(290)	$(107)
Weighted-average diluted shares outstanding	40.5	41.3	40.6	41.4
Per share impact**	$(1.80)	$(0.65)	$(7.14)	$(2.60)

*The income tax impact is calculated using the tax rate in effect for the relevant non-GAAP adjustment.
**Amounts may not recalculate exactly due to rounding.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Free Cash Flow

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$602	$566	$1,093	$896
Less capital expenditures:
Capital expenditure additions	(133)	(181)	(353)	(530)
Grant proceeds for capital expenditures	—	23	17	94
Free cash flow	$469	$408	$757	$460

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com